Exhibit 99.1

LTC Completes Sale of $25M of 5.26% Senior Unsecured Notes Due 2015 and $25M of 5.74% Senior Unsecured Notes Due 2019 to Prudential

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 14, 2010--LTC Properties, Inc. (NYSE:LTC) announced today that it completed the sale to affiliates and managed accounts of Prudential Investment Management, Inc. (individually and collectively “Prudential”) of $25 million aggregate principal amount of 5.26% senior unsecured term notes due 2015 and $25 million aggregate principal amount of 5.74% senior unsecured term notes due 2019 (collectively the “Series A Notes”). The Company also announced that it entered into an uncommitted private shelf agreement with Prudential which provides for the possible issuance of up to an additional $50 million of senior unsecured fixed-rate term notes during the three-year issuance period. The Company expects to use proceeds of the Series A Notes to pay down its unsecured revolving line of credit and for general corporate purposes.

The Series A Notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The foregoing descriptions of the shelf agreement with Prudential are qualified in their entirety by reference to the provisions of the shelf agreement which will be filed as exhibits to our next Quarterly Report on Form 10-Q.

KeyBanc Capital Markets and BMO Capital Markets advised the Company in this transaction.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
805-981-8655